NVR, Inc. Announces Fourth Quarter And Full Year Results

RESTON, Va., Jan. 27, 2014 /PRNewswire/ -- NVR, Inc. (NYSE: NVR), one of the nation's largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2013 of $97,811,000, $21.15 per diluted share. Net income and diluted earnings per share for its fourth quarter ended December 31, 2013 increased 61% and 77%, respectively, when compared to the 2012 fourth quarter. Consolidated revenues for the fourth quarter of 2013 totaled $1,242,152,000, a 32% increase from $943,738,000 for the comparable 2012 quarter.

For the year ended December 31, 2013, consolidated revenues were $4,211,267,000, an increase of 32% from the $3,184,650,000 reported for the year ended December 31, 2012. Net income for the year ended December 31, 2013 was $266,477,000, an increase of 48% when compared to the year ended December 31, 2012. Diluted earnings per share for the year ended December 31, 2013 was $54.81, an increase of 56% from $35.12 per diluted share for the comparable period of 2012.

Homebuilding

New orders in the fourth quarter of 2013 were 2,631 units, which was flat when compared to 2,625 units in the fourth quarter of 2012. The cancellation rate in the fourth quarter of 2013 was 14% compared to 15% in the fourth quarter of 2012 and 19% in the third quarter of 2013. Settlements increased in the fourth quarter of 2013 to 3,342 units, 20% higher than the same period in 2012. The Company's backlog of homes sold but not settled as of December 31, 2013 was down 1% on a unit basis to 4,945 units but was 7% higher on a dollar basis to $1,845,600,000 when compared to December 31, 2012.

Homebuilding revenues for the three months ended December 31, 2013 totaled $1,223,808,000, 32% higher than the year earlier period. Gross profit margin in the fourth quarter of 2013 was 18.2% compared to 18.3% in the fourth quarter of 2012 and 17.4% in the third quarter of 2013. Gross profit margin in the current quarter was negatively impacted by a $15,964,000 expense to increase the warranty accrual for a non-recurring service issue. This is unrelated to the warranty accrual increase recognized in the second quarter. Excluding this charge, gross profit margin for the fourth quarter of 2013 was 19.5%. Income before tax from the homebuilding segment totaled $143,976,000 in the 2013 fourth quarter, an increase of 67% when compared to the fourth quarter of 2012. The fourth quarter 2013 pre-tax income results also reflect a reversal of approximately $7,450,000 of stock-based compensation expense due to an adjustment to the Company's estimated forfeiture rate based on actual forfeiture experience.

New orders for the 2013 fiscal year increased 8% to 11,800 units, when compared to 10,954 units in fiscal year 2012. Home settlements in 2013 increased 20% to 11,834 units from 9,843 units settled in 2012. Homebuilding revenues for 2013 totaled $4,134,481,000, 32% higher than 2012. Pre-tax homebuilding income for the 2013 fiscal year was $379,370,000, a 57% increase when compared to 2012.

Mortgage Banking

Mortgage closed loan production of $721,926,000 for the three months ended December 31, 2013 was 12% higher than the same period in 2012. Operating income for the mortgage banking operations during the fourth quarter of 2013 decreased 19% to $7,844,000 when compared to $9,728,000 reported for the same period of 2012. The decrease in the operating income was attributable to an increase in general and administrative costs resulting from increased headcount in the current year.

Mortgage closed loan production for the 2013 fiscal year increased 15% to $2,538,072,000. Income before tax from the mortgage banking segment for 2013 increased 15% to $39,326,000 from $34,153,000 in 2012.

About NVR

NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding unit sells and builds homes under the Ryan Homes, NVHomes, Fox Ridge Homes and Heartland Homes trade names, and operates in twenty-seven metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com, www.foxridgehomes.com and www.heartlandluxuryhomes.com.

Some of the statements in this release made by the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR's financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR's customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc. Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Homebuilding:
Revenues	$ 1,223,808	$ 925,363	$ 4,134,481	$ 3,121,244
Other income	808	1,441	3,962	3,486
Cost of sales	(1,001,415)	(756,396)	(3,424,204)	(2,575,639)
Selling, general and administrative	(73,599)	(78,701)	(313,029)	(301,184)
Operating income	149,602	91,707	401,210	247,907
Interest expense	(5,626)	(5,404)	(21,840)	(6,983)
Homebuilding income	143,976	86,303	379,370	240,924

Mortgage Banking:
Mortgage banking fees	18,344	18,375	76,786	63,406
Interest income	1,585	999	4,983	4,504
Other income	187	191	696	564
General and administrative	(12,135)	(9,746)	(42,594)	(33,775)
Interest expense	(137)	(91)	(545)	(546)
Mortgage banking income	7,844	9,728	39,326	34,153

Income before taxes	151,820	96,031	418,696	275,077

Income tax expense	(54,009)	(35,404)	(152,219)	(94,489)

Net income	$ 97,811	$ 60,627	$ 266,477	$ 180,588

Basic earnings per share	$ 21.74	$ 12.38	$ 56.25	$ 36.04

Diluted earnings per share	$ 21.15	$ 11.98	$ 54.81	$ 35.12

Basic weighted average shares outstanding	4,500	4,897	4,737	5,011

Diluted weighted average shares outstanding	4,626	5,060	4,862	5,142

NVR, Inc. Consolidated Balance Sheets (in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

Homebuilding:
Cash and cash equivalents	$ 844,274	$ 1,139,103
Receivables	9,529	9,421
Inventory:
Lots and housing units, covered under
sales agreements with customers	568,831	515,498
Unsold lots and housing units	117,467	81,932
Land under development	41,328	68,336
Manufacturing materials and other	10,939	12,365
	738,565	678,131

Assets related to consolidated variable interest entity	7,268	15,626
Contract land deposits, net	236,885	191,538
Property, plant and equipment, net	32,599	27,016
Reorganization value in excess of amounts
allocable to identifiable assets, net	41,580	41,580
Goodwill and finite-lived intangible assets, net	6,747	9,219
Other assets	307,933	270,636
	2,225,380	2,382,270

Mortgage Banking:
Cash and cash equivalents	21,311	13,498
Mortgage loans held for sale, net	210,641	188,929
Property and equipment, net	4,699	2,465
Reorganization value in excess of amounts
allocable to identifiable assets, net	7,347	7,347
Other assets	16,770	10,333
	260,768	222,572

Total assets	$ 2,486,148	$ 2,604,842

LIABILITIES AND SHAREHOLDERS' EQUITY

Homebuilding:
Accounts payable	$ 181,687	$ 163,446
Accrued expenses and other liabilities	316,227	234,804
Liabilities related to consolidated variable interest entity	1,646	2,180
Non-recourse debt related to consolidated variable interest entity
	3,365	4,574
Customer deposits	101,022	99,687
Senior notes	599,075	598,988
	1,203,022	1,103,679

Mortgage Banking:
Accounts payable and other liabilities	21,774	20,686
	21,774	20,686

Total liabilities	1,224,796	1,124,365

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares
authorized; and 20,555,330 and 20,556,198
shares issued as of December 31, 2013 and
December 31, 2012, respectively	206	206
Additional paid-in-capital	1,212,050	1,169,699
Deferred compensation trust – 109,256 and
152,223 shares of NVR, Inc. common
stock as of December 31, 2013 and
December 31, 2012, respectively	(17,741)	(25,331)
Deferred compensation liability	17,741	25,331
Retained earnings	4,605,557	4,339,080
Less treasury stock at cost – 16,121,605 and
15,642,068 shares at December 31, 2013
and December 31, 2012, respectively	(4,556,461)	(4,028,508)
Total shareholders' equity	1,261,352	1,480,477
Total liabilities and shareholders' equity	$ 2,486,148	$ 2,604,842

NVR, Inc. Operating Activity (dollars in thousands) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Homebuilding data:
New orders (units)
Mid Atlantic (1)	1,445	1,418	6,056	5,757
North East (2)	243	234	1,075	946
Mid East (3)	578	574	2,903	2,625
South East (4)	365	399	1,766	1,626
Total	2,631	2,625	11,800	10,954

Average new order price	$ 375.7	$ 340.2	$ 360.4	$ 328.8

Settlements (units)
Mid Atlantic (1)	1,698	1,427	6,029	5,047
North East (2)	299	224	1,013	889
Mid East (3)	818	733	3,023	2,472
South East (4)	527	404	1,769	1,435
Total	3,342	2,788	11,834	9,843

Average settlement price	$ 365.3	$ 331.9	$ 349.1	$ 317.1

Backlog (units)
Mid Atlantic (1)			2,710	2,683
North East (2)			495	433
Mid East (3)			1,032	1,152
South East (4)			708	711
Total			4,945	4,979

Average backlog price			$ 373.2	$ 346.2

Community count (average)	462	414	451	404
Lots controlled at end of period			64,600	58,500

Mortgage banking data:
Loan closings	$ 721,926	$ 642,171	$ 2,538,072	$ 2,206,092
Capture rate	78%	87%	81%	87%

Common stock information:
Shares outstanding at end of period			4,433,725	4,914,130
Number of shares repurchased	126,605	8,500	581,387	285,495
Aggregate cost of shares repurchased	$ 118,682	$ 7,153	$ 554,491	$ 227,281

(1)	Virginia, West Virginia, Maryland, Delaware and Washington, D.C.
(2)	New Jersey and eastern Pennsylvania
(3)	New York, Ohio, western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

CONTACT: Curt McKay, Office: (703) 956-4058